EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated July 20, 2006 relating to our report on the financial statements in this Form SB-2 registration statement filed by Mogul Energy International, Inc. on, or about, November 14, 2006.

/s/ Jorgensen & Co.

JORGENSEN & CO.
November 13, 2006